Exhibit 99.1

Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

 News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Extends Tender/Exchange Offer for

Its Outstanding 4.625% Convertible Senior Notes due 2026 and

Solicitation of Consent for Proposed Amendment to the Related Indenture to August 5, 2010

OAK BROOK, Ill. (July 29, 2010) — Inland Real Estate Corporation (NYSE: IRC) today announced that it has extended the expiration date for its offer to exchange or purchase any or all of its outstanding 4.625% Convertible Senior Notes due 2026 (the “Old Notes”), of which $125 million aggregate principal amount are outstanding, for a new series of 5.0% Convertible Senior Notes due 2029 (the “New Notes”) or cash, or a combination thereof, and the related consent solicitation.

The new expiration date for the offer and consent solicitation is 5:00 p.m., New York City time, on Thursday, August 5, 2010, unless earlier terminated or further extended by the Company.   Tendered Old Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.  In addition, holders may withdraw any tendered Old Notes that are not accepted by the Company for exchange or purchase after the expiration of 40 business days following the commencement of the offer.  The completion of the offer and consent solicitation is subject to customary conditions described in the Company’s prospectus filed with the Securities and Exchange Commission on June 29, 2010, as supplemented (the “Prospectus”).  Subject to applicable law, the Company may in its sole discretion waive conditions applicable to the offer and consent solicitation and may further extend, terminate or amend the offer and consent solicitation.

Based on a preliminary count provided to the Company by the exchange agent, as of 5:00 p.m., New York City time, on July 28, 2010, holders of approximately $45.6 million aggregate principal amount of the Old Notes (or approximately 36.5% of the Old Notes outstanding) had tendered, and not withdrawn, the Old Notes for exchange or purchase and had delivered consents to the proposed amendment to the indenture governing the Old Notes, to amend the default provisions contained therein to mirror those in the indenture governing the New Notes.

This news release is for informational purposes only, and does not constitute an offer to sell the New Notes or the solicitation of an offer to exchange or purchase the Old Notes, nor will there be any sale of the New Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The offer and consent solicitation are made only pursuant to the Prospectus.

The full terms of the offer and consent solicitation, including descriptions of the New Notes and the material differences between the New Notes and the Old Notes, and other information relating to the offer and consent solicitation and the Company are contained in the Prospectus, and the related letter of transmittal and consent filed as exhibits to the Schedule TO filed by the Company with the Securities and Exchange Commission on June 29, 2010.

Macquarie Capital (USA) Inc. has been retained to act as the dealer manager in connection with the offer and consent solicitation.  The exchange and information agent for the offer and consent solicitation is Global Bondholder Services Corporation.  Questions, requests for assistance and requests for additional copies of the Prospectus and transmittal materials governing the offer and consent solicitation may be directed to the dealer manager or information agent at each of their addresses set forth below:

Macquarie Capital (USA) Inc.	Global Bondholder Services Corporation
125 West 55th Street	65 Broadway — Suite 404
New York, New York 10019	New York, New York 10006
(212) 231-6594	Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free: (866) 807-2200

Holders of Old Notes should read the Prospectus and related transmittal materials governing the offer and consent solicitation before making a decision to tender all or any portion of their Old Notes for exchange or purchase, or deliver a consent pursuant to the consent solicitation.  Holders may obtain these documents free of charge from the exchange and information agent at the address and telephone numbers listed above or from the Securities and Exchange Commission’s website at www.sec.gov.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that currently owns interests in 141 open-air neighborhood, community, power and lifestyle shopping centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

Certain statements in this press release, including statements related to the terms and timing of the offer and consent solicitation, constitute “forward-looking statements.”  These forward-looking statements are not historical facts but are the intent, belief or current expectations of the Company’s management based on their knowledge and understanding of the business and industry, the economy and other future conditions. These statements are not guarantees of future performance, and investors should not place undue reliance on forward-looking statements. Actual results may differ materially from those expressed or forecasted in the forward-looking statements due to a variety of risks, uncertainties and other factors, including but not limited to the factors disclosed in the Prospectus under “Risk Factors” and incorporated by reference therein to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented by the Company’s Form 10-Q filings.  These factors include, but are not limited to: market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including dislocations and liquidity disruptions in the credit markets; the inability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; competition for real estate assets and tenants; impairment charges; the availability of cash flow from operating activities for distributions and capital expenditures; the Company’s ability to refinance maturing debt or to obtain new financing on attractive terms; future increases in interest rates; actions or failures by the Company’s joint venture partners, including development partners; and other factors that could affect the Company’s ability to qualify as a real estate investment trust.  The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.